UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

Oracle Healthcare Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-51785	26-0126028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Greenwich Ave., 3rd Floor

Greenwich, Connecticut 06830

(Address of principal executive offices)

(203) 862-7900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on December 3, 2007, Oracle Healthcare Acquisition Corp., a Delaware corporation (“Oracle”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Oracle (“Merger Sub”), Precision Therapeutics, Inc., a Delaware corporation (“PTI”), and, for the limited purposes provided in Article X thereof, Joel P. Adams entered into an Agreement and Plan of Merger, which was amended on January 24, 2008 (as so amended, the “Merger Agreement”), pursuant to which Oracle agreed to acquire PTI by means of a merger (the “Merger”) of Merger Sub with and into PTI, with PTI being the surviving corporation of the Merger as a wholly owned subsidiary of Oracle.

On February 25, 2008, Oracle, Merger Sub, PTI and Joel P. Adams, as representative of PTI stockholders, entered into an amendment to the Merger Agreement (the “Second Amendment”). Pursuant to the Second Amendment, the number of shares of Oracle common stock used in the calculation of the exchange ratio pursuant to which shares of PTI common stock would be exchanged for shares of Oracle common stock (identified as the “Share Multiplication Factor” in the “Example of Calculation of Exchange Ratio and Number of Oracle Shares to be Issued/Reserved for Issuance” included in the proxy statement/prospectus, dated February 11, 2008 (“Proxy Statement/Prospectus”), that has been filed with the U. S. Securities and Exchange Commission (the “SEC”) and mailed to the Oracle stockholders) will be reduced from 22,500,000 to 19,125,000 shares, resulting in a reduction in the merger consideration to be issued, or reserved for issuance, at the closing of the Merger to PTI stockholders and holders of options and warrants to purchase PTI stock by approximately 15%. Pursuant to the Second Amendment, the number of shares of Oracle common stock that would be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle has been reduced by 15% from 2,250,000 to 1,912,500 shares.

The Proxy Statement/Prospectus also described additional contingent consideration payable to the former PTI securityholders in the form of “Top-Up Consideration” and “Milestone Consideration.” As a result of the Second Amendment, the “Top-Up Consideration” has been eliminated. The provisions in the Merger Agreement regarding the “Milestone Consideration” have not been changed. The Second Amendment also provides that, as a condition to the closing of the Merger, a redemption agreement shall be in full force and effect pursuant to which each purchaser of Oracle’s common stock issued prior to its initial public offering agrees to have 50% of the shares of Oracle common stock purchased by such holder prior to the initial public offering purchased and redeemed by Oracle at a purchase price of $0.0083 per share concurrently with the closing of the merger, thereby reducing the number of such shares outstanding from 3,750,000 shares to 1,875,000 shares.

This Item 1.01 contains a brief summary of the Second Amendment and the transactions contemplated thereby. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is attached hereto as Exhibit 2.1 and is incorporated in this Item 1.01 by reference.

Item 8.01 Other Events.

Beginning February 26, 2008, Oracle will hold meetings with certain investors regarding the Merger. The presentation to be used in connection with such investor meetings is furnished as Exhibit 99.1 to this report.

*    *    *

This Current Report on Form 8-K does not constitute an offer of securities. The proposed Merger will be submitted to Oracle’s stockholders for their consideration. ORACLE URGES YOU TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ORACLE, PTI AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement/prospectus as well as other filed documents containing information about Oracle and the proposed Merger at http://www.sec.gov, the SEC’s website.

Oracle and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Oracle’s shareholders with respect to the proposed Merger. Information regarding the officers and directors of Oracle is included in its Annual Report on Form 10-K/A for its fiscal year ended December 31, 2006 filed with the SEC on December 3, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, is or will be set forth in the proxy statement/prospectus and other materials filed with the SEC in connection with the proposed Merger.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description:
Exhibit 2.1	Amendment No. 2 to Agreement and Plan of Merger, dated as of February 25, 2008 by and among Oracle Healthcare Acquisition Corp., PTI Acquisition Sub, Inc., Precision Therapeutics, Inc. and Joel P. Adams.

Exhibit 99.1	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE HEALTHCARE ACQUISITION CORP.

Date: February 25, 2008	By:	/s/ Joel D. Liffmann
	Name:	Joel D. Liffmann
	Title:	President and Chief Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description:
Exhibit 2.1	Amendment No. 2 to Agreement and Plan of Merger, dated as of February 25, 2008 by and among Oracle Healthcare Acquisition Corp., PTI Acquisition Sub, Inc., Precision Therapeutics, Inc. and Joel P. Adams.

Exhibit 99.1	Investor Presentation